Exhibit 10.3

September 8, 2021

Re: Amended and Restated Employment Agreement

Dear Thomas:

On behalf of IonQ, Inc. (“Company”), I am pleased to present this amended and restated employment Agreement (the “Agreement”) which amends, restates and supersedes any and all prior agreements, understandings and representations concerning your employment with the Company, including but not limited to the terms of our previous offer (dated February 14, 2021).

Your position will continue to be Chief Financial Officer (“CFO”), reporting directly to Peter Chapman, CEO.

Cash Compensation and Benefits. Your base salary will continue to be $200,000 per year or as adjusted upwards by the compensation committee. In addition, you will be eligible for an annual performance bonus, consistent with the Company’s bonus program. Your salary and bonus will be paid in accordance with our normal payroll procedures and will be subject to all applicable taxes and other withholdings. Your position is considered an exempt position for purposes of federal wage-hour law.

You will be eligible to participate on the same basis as similarly situated employees in the Company’s benefit plans in effect from time to time. Currently those plans include health, dental, and life insurance, and a 401k plan. All matters of eligibility for coverage or benefits under any benefit plan shall be determined in accordance with the provisions of such plan. The Company reserves the right to change, alter, or terminate any benefit plan or compensation in its sole discretion. Exempt employees may take a reasonable amount of time off with pay, as permitted by their duties and responsibilities, as long as reasonable advance notice is given to the Company and subject to the Company’s then current vacation, paid time and leave policies.

Equity. Your equity grant shall be unchanged from that previously approved and issued by the Board, which will remain subject to the terms of the Company’s 2015 Equity Incentive Plan.

Change in Control Severance Plan. You are eligible to participate in the Company’s Change in Control Severance Plan (the “Severance Plan”) under the terms and conditions provided in the Severance Plan.

Authorization to Work. Your employment remains contingent upon your ability to prove that you are legally able to work in the United States as required by the Immigration Reform and Control Act of 1986.

Outside Activities. You will devote your best efforts to the performance of your job for the Company. Except with the Company’s prior written consent, while employed at the Company, you will not undertake any other activity requiring your business time and attention, nor support (by way of investment or otherwise) any activity that may be competitive with Company’s business or pose a conflict of interest.

No Breach of Obligations to Prior Employers; Company Policies; CIIA. In addition, your employment with the Company continues to be conditioned upon (1) your not having any employment agreement, non-compete or other agreement that would prevent you from accepting and performing the duties of this position at IonQ; (2) your adherence to the Company’s policies, including those contained in the Company’s Employee Handbook, as may be amended from time to time; (3) your continued compliance with the Company’s Employee Information, Inventions, Non-Solicitation and Non-Competition Agreement (“CIIA”), which you previously executed; and (4) successful completion of a background check.

Information of Prior Employers. You acknowledge that you have been instructed not to use, and you agree not to use for the benefit of the Company, any confidential information or trade secrets of any prior employer or third party. In particular, you acknowledge and agree that you have returned to any prior employers all tangible expressions of confidential information and trade secrets of or related to such prior employers. You represent and warrant that you can undertake your obligations to the Company and your duties as employee of the Company without breaching any obligation you may have to any prior employer or third party. You specifically warrant that you are not subject to an employment agreement or restrictive covenant preventing full performance of your duties to the Company.

At Will Employment. Your employment with IonQ is at will and either you or IonQ may terminate your employment with the Company at any time in your, or our, discretion.

Governing Law. This Agreement will be governed by the substantive laws of the State of Maryland.

Arbitration. In the unlikely event of a dispute between the Company and you arising out of your employment or the termination of your employment, we each agree to submit our dispute to binding arbitration pursuant to the Federal Arbitration Act. This means that there will be no court or jury trial of disputes between us concerning your employment or the termination of your employment and that any claims brought hereunder must be brought in an individual capacity (i.e., not as part of a class action or representative proceeding). Arbitration will be held in Baltimore, Maryland, in front of a single arbitrator in accordance with the Employment Arbitration Rules of the American Arbitration Association. While this agreement to arbitrate is intended to be broad (and covers, for example, claims under this Agreement and state and federal laws prohibiting discrimination on the basis of race, sex, age, disability, family leave, etc.), it is not applicable to claims that are not subject to arbitration under applicable law (to the extent such law is not preempted by the Federal Arbitration Act or otherwise invalid), or your rights under applicable workers’ compensation laws. The Company will pay costs of the arbitrator in any such arbitration. The arbitrator shall: (a) have the authority to compel adequate discovery and award such relief as would otherwise be permitted by law; and (b) issue a signed written statement regarding the disposition of each claim and any relief awarded, the reasons for the award, and the essential findings and conclusions on which the award is based. Nothing in this Agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any arbitration award or order may be entered and enforced as a judgment in the federal and state courts of any competent jurisdiction.

Entire Agreement. This letter, the documents referenced herein, and the CIIA represent the entire agreement and understanding between you and IonQ concerning your employment relationship with the Company as of the date hereof and supersede in their entirety all prior agreements and understandings concerning your employment relationship with IonQ, whether written or oral. No term or provision of this letter may be amended waived, released, discharged or modified except in writing, signed by you and an authorized officer of the Company, except that the Company may, in its sole discretion, adjust salaries, incentive compensation, stock plans, benefits, job titles, locations, duties, responsibilities, and reporting relationships.

Please sign and return a copy of this Agreement. We look forward to your continued contributions to building the Company!

Sincerely,

IonQ, Inc.

/s/ Peter Chapman

Peter Chapman

Chief Executive Officer

ACCEPTED AND AGREED TO

Date: 9/13/2021

/s/ Thomas Kramer

Thomas Kramer